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                             AMES DEPARTMENT STORES, INC.        Exhibit 20 - A
                              JANUARY RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                     (In Millions)
                             Jan 1995 (Unaudited)         Total Fiscal 1994
                                              Last                       Last
                             Actual Plan (a)  Yr (b)   Actual Plan (a)   Yr (b)
INCOME SUMMARY:
Net Sales                    $116.1  $113.9    $97.0 $2,142.8 $2,174.1 $2,123.5

FIFO Margin     $              28.2    23.0     25.0    566.1    593.8    576.6
     Margin     %             24.3%   20.2%    25.8%    26.4%    27.3%    27.2%

Total Expenses                 46.5    38.6     41.7    533.0    545.7    538.3

Gain on Dispos. of Properties   2.9       -        -      8.3      1.9      1.3
                             ---------------------------------------------------
EBIT                          (15.4)  (15.6)   (16.7)    41.4     50.0     39.6

Net Interest Expense            1.2     1.4      1.8     25.4     27.0     26.4
Non-Cash Inc. Tax Prov.(Ben.)  (4.2)   (5.5)     3.3      8.2     11.4      3.3
Extraordinary Loss (Gain)         -       -        -      1.5      1.5     (0.9)
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
Dist. Center Closing Costs     (1.2)      -        -      1.3        -        -
                             ---------------------------------------------------
Net Income (Loss)            ($11.2) ($11.5)  ($21.8)   $17.0    $22.1    $10.8
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)        -       -        -        -      1.5        -
Depr/Amort, LIFO, & other,net   1.1     0.3     (0.7)     3.1      1.4     (5.5)
                             ---------------------------------------------------
EBITDA                       ($14.3) ($15.3)  ($17.4)   $44.5    $52.9    $34.1
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at End of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $28.4    $26.4    $16.5
Restricted Cash and Cash Equivalents                      2.0        -     56.0
Merchandise Inventories, LIFO                           430.2    408.5    442.2
Other Current Assets                                     25.8     33.4     28.8
                                                     ---------------------------
     Total Current Assets                               486.4    468.3    543.5
Net Fixed Assets                                         41.0     51.5     21.6
Other Assets and Deferred Charges                         6.0      4.5      2.0
                                                     ---------------------------
    Total Assets                                       $533.4   $524.3   $567.1
                                                     ===========================

Trade Accounts Payable                                 $130.7    $91.2    $74.1
Short-Term Debt (Revolver)                                  -     15.0     15.4
Other Current Liabilities                               162.9    173.8    233.0
                                                     ---------------------------
     Total Current Liabilities                          293.6    280.0    322.5
Long-Term Debt                                           39.0     39.1     51.4
Other Long-Term Liabilities                              44.3     42.9     52.9

Unfavorable Lease Liability                              22.9     22.9     25.1
Fresh-start Excess Net Assets (Negative Goodwill)        48.7     48.8     54.8

Paid-In-Capital                                          80.9     80.7     73.5
Retained Earnings (Deficit)                               4.0      9.9    (13.1)
                                                     ---------------------------
     Total Stockholders' Equity                          84.9     90.6     60.4
                                                     ---------------------------
    Total Liabilities & Equity                         $533.4   $524.3   $567.1
                                                     ===========================

       (a) As reported on Form 8-K dated May 27, 1994.
       (b) Certain reclassifications have been made to the fiscal 1993 account balances to conform to the current year presentation.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 9
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